Exhibit 99.1

News Release

Contact: Ed Caminos

Chief Financial Officer

281-752-1202

BPZ Resources Announces the Retirement of Dr. Fernando Zuniga y Rivero as Chairman and appointment as Chairman Emeritus; Appointment of James B. Taylor as Chairman of the Board

Houston—March 7, 2011—BPZ Resources, Inc. (NYSE:BPZ) announces that Dr. Fernando Zuniga y Rivero, 83, Executive Chairman of the Board of Directors, has informed BPZ Resources, Inc. (the “Company”) that he has elected to retire effective March 1, 2011.  As a result of his retirement, he will step down from all positions with the Company and its subsidiaries, including as a member of the Board of Directors and executive officer of the Company.  In recognition of his contribution and service to the Company, the Board of Directors has awarded him the title of “Chairman Emeritus”.  Mr. James B. Taylor, current lead independent director of the Company, has been appointed as the Chairman of the Board.

Manolo Zuniga, President and Chief Executive Officer commented, “We are extremely grateful for the extraordinary leadership and commitment during our formative years that my father has provided to the Company as Executive Chairman.  His experience, knowledge and passionate commitment to BPZ’s performance, as well as to its stakeholders and overall mission have been the cornerstones of our success.”

Reflecting on his decision to retire, Dr. Zuniga y Rivero said, “I am proud of the Company’s accomplishments during my tenure as Executive Chairman.  I would like to acknowledge the excellent support I received from our staff, management and board of directors, without whom BPZ would not have achieved so much in such a short time.  I am honored to receive the title of “Chairman Emeritus.”  I am also very pleased to be able to hand over the chairman’s role to Mr. Jim Taylor, who brings extensive technical experience in the oil and gas sector as well as valuable experience as a Director of publicly held oil and gas companies.  I am confident of BPZ’s continued success with Jim as my replacement as Chairman of the Board of Directors.”

Mr. Taylor concluded “On behalf of the Board of Director I would like to thank Dr. Zuniga y Rivero for all his contributions and wish him the very best in his retirement years.  We are delighted that he will remain as the ambassador for the Company.  It is truly an honor to succeed him.”

Dr. Zuniga y Rivero became Executive Chairman of the Board of BPZ in September 2004; prior to that he served as Chairman of BPZ & Associates Inc., the former parent company of BPZ-Texas.  Dr. Zúñiga y Rivero has over 60 years of experience in the energy industry with a particular focus on Peru.  He was Chief Geologist for Exxon’s operations in northwest Peru, where he was responsible for discovering several oil fields.  Dr. Zúñiga later held the positions of Exploration and Production Manager, General Manager, and Chairman and CEO of Petróleos del Peru, Peru’s former national oil company, where he discovered five major oilfields in the northern Andean Jungle of Peru.  Later, he served as senior project officer of the World Bank for 17 years, successfully planning and implementing hydrocarbon exploration and development projects in 58 countries.  Dr. Zúñiga y Rivero holds Bachelor’s Degrees in Engineering and Geological Sciences and Ph.D. degrees from the University of San Agustin, Arequipa, Peru, and completed the Science program in Micropaleontology at UCLA.  He also received a “Doctor Honoris Causa” from the University of San Marcus of Lima, Peru.

Mr. Taylor, a geologist, joined the BPZ Board in February 2010.  He brings over 47 years experience in the oil and gas sector and has served as a Director for four publicly held oil and gas companies.  Mr. Taylor served as Executive Vice President of Occidental Oil and Gas where he was responsible for worldwide exploration and producing operations.  Also while at Occidental, he was responsible for the development of the giant Caño Limon discovery in the Colombian Llanos, including construction of a major trans-Andean pipeline and marine export terminal.  He managed Canadian Occidental’s worldwide activities as Chief Operating Officer, including the discovery and development of the one-billion barrel Masila field in Yemen and construction of a pipeline and marine export terminal.  For the past decade, he served on the Board of Willbros Group, Inc., a worldwide engineering and pipeline construction company.